Exhibit 99.1

NEW WORLD BRANDS ANNOUNCES

APPOINTMENT OF NEW CEO

Ft. Lauderdale, Florida – November 10, 2005 - NEW WORLD BRANDS, INC., (OTC BB-NWBD) announced today the appointment of David Rudden as Chief Executive Officer of the Company. On November 4, 2005, Costas Ataliotis, the Company’s Chief Executive Officer, submitted his resignation to pursue another opportunity.

Mr. Rudden has been with New World Brands, Inc., since March 2005 when he was appointed Senior Vice President of Sales and Marketing for the Company. Mr. Rudden has over twenty five years of experience in the wine and spirits industry. He has held various positions with large wine and liquor distributors. His most recent position was Senior Vice President of Sales and Marketing for A.V. Imports, Inc.

“We are pleased that David has agreed to accept this position. His experience in the wine and spirit industry and his familiarity with New World Brands assures continuity. Moreover, since he joined the Company in March 2005, Mr. Rudden has proven himself to be an asset to the organization,” said New World Brands’ Chairman, Selvin Passen. “We want to thank Costas for his service to New World Brands, Inc. We wish Costas the best in his new endeavor.”

New World Brands, through its wholly owned subsidiary International Importers, imports wine and spirits for distribution in the United States. The Company holds the exclusive right to import the wines of Wallaby Creek Wines and Vinicola L.A. Cetto, S.A. de C.V. in the United States. The Company has established arrangements for distribution of its wines, along with other products.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of New World Brands could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of New World Brands’ major customers, the effectiveness of New World Brands’ planned advertising, marketing and promotional campaigns, the ability of New World Brands to contain costs, disruption in the supply chain, general economic conditions, New World Brands’ future capital needs and ability to obtain financing, changes in consumer acceptance of both new brands and newly introduced brands, ability to predict consumer preferences, anticipated trends and conditions in New World Brands’ industry, including future consolidation, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in New World Brands’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in New World Brands’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and New World Brands disclaims any intent or obligation to update the same.

CONTACT: Wendi Ellis at (954) 713-0410

SOURCE: New World Brands, Inc., Ft. Lauderdale